SCHEDULE 14A INFORMATION

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Magnum Hunter Resources Corporation

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Notes:

December 28, 2012

Dear Common and Preferred Stockholders:

****IMPORTANT ALERT****

One of the proposals being submitted to stockholders at our joint annual and special meeting on January 17, 2013 is a proposal to increase Magnum Hunter’s authorized preferred stock to 15,000,000 shares.  To address any possible stockholder concerns, and to clarify the intentions of the Board of Directors in recommending such proposal, on December 28, 2012 the Board of Directors adopted a resolution that, without the approval of Magnum Hunter’s stockholders, the Board will not permit Magnum Hunter to issue or use the preferred stock in any transaction that has as a primary purpose (i) the prevention of a hostile takeover or unsolicited change of control with respect to Magnum Hunter or (ii) the implementation of a stockholders’ rights plan.

Your Board of Directors believes that this change is consistent with its commitment to corporate governance best practices.

Time is Short – Please Vote Today

The important Annual and Special Meeting of Stockholders of Magnum Hunter is scheduled for January 17, 2013. Your Board of Directors recommends that stockholders vote “FOR” the proposal to amend Magnum Hunter’s Certificate of Incorporation to increase the authorized shares of Magnum Hunter Preferred Stock to 15,000,000.

Your Board of Directors believes it is desirable to increase the number of authorized shares of preferred stock in order to provide it with adequate flexibility in corporate planning and strategies for the future growth of Magnum Hunter.

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The availability of additional authorized shares of preferred stock could be used for a number of purposes, including corporate financings, public or private offerings of preferred stock, future acquisitions, stock dividends, stock splits, and strategic relationships with corporate partners.

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The availability of additional authorized shares of preferred stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with such an issuance of preferred stock.

Time is short and your vote is extremely important. Please VOTE TODAY by telephone or the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. If you have any questions or need assistance in voting, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 967-7635 (toll-free).

Thank you for your continued support.

Very truly yours,

/s/ Gary C. Evans
Gary C. Evans
Chairman of the Board and Chief Executive Officer

3 Easy Ways To Vote

Please help Magnum Hunter avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.	Vote by Telephone. Please reference your Voting Instruction Form for the specific telephone number to call. Have your control number listed on the Form ready and follow the simple instructions.

2.	Vote by Internet. Go to www.proxyvote.com. Have your control number listed on your Form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, and date your Proxy Card or Voting Instruction Form and return it in the postage-paid return envelope provided.